Exhibit 2

BLACKWELLS CAPITAL

VOTE AGAINST
MONMOUTH'S MERGER WITH EQC

PRESENTED BY BLACKWELLS CAPITAL

August 2021

Monmouth Real Estate Investment Corp (NYSE:**MNR**)

DISCLAIMER The views expressed in this presentation (the “Presentation”) represent the opinions of Blackwells Capital LLC and/or certain of its affiliates (“Blackwells”) and the investment funds it manages that hold shares in Monmouth Real Estate Investment Corporation (the “Company”, “Monmouth”, or “MNR”) . The Presentation is for informational purposes only, and it does not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person who may receive the Presentation, and should not be taken as advice on the merits of any investment decision . The views expressed in the Presentation represent the opinions of Blackwells, and are based on publicly available information and Blackwells’ analyses . Certain financial information and data used in the Presentation have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) by the Company or other companies that Blackwells considers comparable, as well as from third party sources . Blackwells has not sought or obtained consent from any third party to use any statements or information indicated in the Presentation as having been obtained or derived from a third party . Any such statements or information should not be viewed as indicating the support of such third party for the views expressed in the Presentation . Information contained in the Presentation has not been independently verified by Blackwells . Blackwells disclaims any obligation to correct or update the Presentation or to otherwise provide any additional materials . Blackwells recognizes that the Company may possess confidential information that could lead it to disagree with Blackwells’ views and/or conclusions . Blackwells currently beneficially owns, and/or has an economic interest in, shares of the Company . Blackwells is in the business of trading — buying and selling — securities . Blackwells may buy or sell or otherwise change the form or substance of any of its investments in any manner permitted by law and expressly disclaims any obligation to notify any recipient of the Presentation of any such changes . There may be developments in the future that cause Blackwells to engage in transactions that change its beneficial ownership and/or economic interest in the Company . The securities or investment ideas listed are not presented in order to suggest or show profitability of any or all transactions . There should be no assumption that any specific portfolio securities identified and described in the Presentation were or will be profitable . Under no circumstances is the Presentation to be used or considered as an offer to sell or a solicitation of an offer to buy any security . This document is the property of Blackwells and may not be published or distributed without the express written consent of Blackwells . All registered or unregistered service marks, trademarks and trade names referred to in the Presentation are the property of their respective owners, and Blackwells’ use herein does not imply an affiliation with, or endorsement by, the owners of these service marks, trademarks and trade names . 2 The information herein contains “forward - looking statements . ” Specific forward - looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology . Similarly, statements that describe our objectives, plans or goals are forward - looking . Forward - looking statements are subject to various risks and uncertainties and assumptions . There can be no assurance that any idea or assumption herein is, or will be proven, correct . If one or more of the risks or uncertainties materialize, or if Blackwells’ underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements . Accordingly, forward - looking statements should not be regarded as a representation by Blackwells that the future plans, estimates or expectations contemplated will ever be achieved . Important Additional Other Information BLACKWELLS INTENDS TO FILE WITH THE SEC A PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE UPCOMING SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY, INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF OR ANY OTHER MEETING THAT MAY BE CALLED IN LIEU THEREOF . BLACKWELLS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION . SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP : //WWW . SEC . GOV . IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST . REQUESTS FOR COPIES SHOULD BE DIRECTED TO BLACKWELLS . The participants in the proxy solicitation are Blackwells Capital LLC and Jason Aintabi As of the date hereof, Blackwells beneficially owns 320 , 100 shares of the Company’s common stock, par value $ 0 . 01 per share (the “Common Stock”) . As of the date hereof, Mr . Aintabi beneficially owns 4 , 100 , 954 shares of Common Stock, including (i) 320 , 100 shares of Common Stock owned by Blackwells, of which Mr . Aintabi may be deemed the beneficial owner, as Managing Partner of Blackwells, and (ii) 3 , 762 , 854 shares of Common Stock beneficially owned by BW Coinvest Management I LLC, including 50 , 000 shares underlying call options exercisable within sixty (60) days, which Mr . Aintabi, as the owner and President & Secretary of Blackwells Asset Management LLC, the owner and sole member of BW Coinvest Management I LLC, may be deemed to beneficially own . Collectively, the Participants beneficially own in the aggregate approximately 4 , 100 , 954 shares of Common Stock, including 50 , 000 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof, representing approximately 4 . 17 % of the outstanding shares of Common Stock .

TABLE OF CONTENTSI Executive Summary 4II Persistent Underperformance & Poor Governance 8III Flawed Sale Process 23IV Proposed Merger Undervalues Monmouth 33V A Combined EQC/MNR Will Languish 41VI Conclusion 49Appendix Starwood's Own Purchases Suggest MNR is Not Receiving Full Value 53

V O T E A G A I N S T M O N M O U T H ’ S M E R G E R W I T H E Q C Executive Summary

MONMOUTH SHAREHOLDERS: **VOTE AGAINST** PROPOSED EQC MERGER

The Proposed Merger With EQC is Not in the Best Interest of MNR Shareholders

X Monmouth Has a History of Underperformance

For many years, Monmouth has underperformed its peers; when Blackwells sought improvements in governance and strategy, Monmouth avoided accountability and launched a strategic review process

X The Sale Process Was Flawed and Incomplete

Monmouth's Board ran a flawed and incomplete sale process driven by the Landy family's parochial interests using a conflicted committee, preferring "friendly" buyers and those using equity, relying on flawed fairness opinions and negotiating off-market deal terms

X The Proposed Merger Undervalues the Company

The Proposed Merger undervalues the extremely valuable assets owned by the Company. For this reason, on all 88 trading days since the Proposed Merger was announced, MNR's stock has been trading at a price greater than the consideration to be received by MNR shareholders from EQC

X A Combined MNR/EQC Will Continue to Struggle

EQC is not a logical buyer, has had issues of its own and brings no synergies. The combined company will suffer from both Monmouth's and EQC's issues

Blackwells Urges Shareholders to vote the GREEN CARD to VOTE AGAINST the Merger

BW BLACKWELLS CAPITAL

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THERE IS A BETTER PATH FORWARD 6 An Objective Board Needs to Take Control VOTING AGAINST the Proposed EQC Merger and Installing an Objective Board Is the Best Path Forward to Maximize Value for All Shareholders Run Annual General Meeting & Replace Landy Family Vote Down the Proposed EQC Merger Have a Non - Conflicted, Properly Equipped Board Run a Full & Fair Sale Process

ABRIDGED BACKGROUND TO PROPOSED MERGER WITH EQC

The EQC Offer Disadvantages Monmouth Shareholders and Was Not the Best Available Offer

2020

December 1
In a move to unlock value and liquidity for all shareholders, Blackwells delivers a confidential offer letter to Monmouth. The letter includes an initial offer by Blackwells to purchase Monmouth for $16.75 in cash per share compared to a closing price of $14.80

December 3
In a preliminary conversation, Blackwells speaks with Michael Landy, Chairman Eugene W. Landy's son, who states that he is "bullish" on Blackwells' $16.75 offer

December 10
Eugene W. Landy responds to Blackwells with a brief statement that the Board determined that pursuing a sale "would not be in the best interest of the Company"

December 18
Blackwells delivers a revised offer letter which includes a second offer to purchase the Company for an increased price of $18.00 in cash

2021

January 14
Eugene W. Landy responds to Blackwells with a brief statement that the Board determined that pursuing a sale "would not be in the best interest of the Company"; MNR sets up a Strategic Alternatives Committee composed of a majority of members that are close to the Landys

April 28
Starwood submitted an all-cash offer to acquire all Common Stock for $19.51 per share

May 4
Monmouth announces that it has entered into a definitive merger agreement for an all-stock merger with Equity Commonwealth ("EQC")

June 30
EQC trades down 9.5% following the announcement implying an MNR takeout price *well below Starwood's $19.51 cash offer*

July 8-15
Starwood submitted an unsolicited acquisition proposal for the Company, which offered to acquire MNR for $19.51 per share reduced by the breakup fee in an all-cash deal

Monmouth Refused to Engage Despite Blackwells' More Than 15 Good-Faith Attempts to Maximize Value for Shareholders, Including Through a Proposed $3.8 Billion All-Cash Offer

BW BLACKWELLS CAPITAL
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V O T E A G A I N S T M O N M O U T H ’ S M E R G E R W I T H E Q C Persistent Underperformance & Poor Governance

- 5 . 0% 0 . 0% 5 . 0% 1 0 .0% 1 5 .0% 2 0 .0% 2 5 .0% 3 0 .0% 3 5 .0 % M N R R E X R 29.2% TRNO 21.0% EGP 20.7% PLD 19.9% DRE 6.9% FR - 0.4% - 1.7% 80.4% 110.4% 122.3% 172.6% 172.1% 189.9% 232.3% 0 . 0% 5 0 .0% 1 0 0 .0% 1 5 0 .0% 2 0 0 .0% 2 5 0 .0 % REXR TRNO E G P PLD DRE FR M N R 39.5% 47.0% 57.2% 62.2% 64.1% 65.0% TRNO PLD REXR E G P DRE FR MNR - 4.2% - 1 0 .0% 0 . 0% 1 0 .0% 2 0 .0% 3 0 .0% 4 0 .0% 5 0 .0% 6 0 .0% 7 0 .0% 1 .0% 1 .6% 2 .1% 2 .5% 2 .7% 11.0% 12.2% 0 . 0% 2 . 0% 4 . 0% 6 . 0% 8 . 0% 1 0 .0% 1 2 .0% 1 4 .0 % FR M N R PLD DRE E G P TRNO REXR MONMOUTH’S HISTORY OF VALUE DESTRUCTION 9 Under the Landy Family’s Influence, Monmouth Stock Was the Worst - Performing REIT in Its Class Prior to Blackwells’ December 2020 Offer 1 Year TSR Underperformance Industrial REIT (Discount) / Premium to NAV 3 Year TSR Underperformance 5 Year TSR Underperformance Note: Calculations based on closing share price data from Bloomberg on November 30, 2020. Source: CapIQ.

MONMOUTH’S HISTORY OF UNDERPERFORMANCE 10 Monmouth's Total Shareholder Return vs. Index of Proxy Peers Over Last 3 Years Note: Calculated from 11/30/2017 through 11/30/2020. Peer group includes DRE, EGP, FR, PLD, REXR, and TRNO. Source: Capital IQ. Monmouth Has Materially Underperformed Its Peers over the Three Years Prior to Blackwells’ December 2020 Offer 6 0 .0% 4 0 .0% 2 0 .0% 0 . 0% - 2 0 .0% - 4 0 .0% - 6 0 .0% 8 0 .0% 11/30/2017 5/31/2018 11/30/2018 5/31/2019 11/30/2019 5/31/2020 11/30/2020 Av e rage M N R

6 .9% 19.9% 21.0% 20.7% 29.2% MNR - 1.7% REXR TRNO E G P PLD DRE FR - 0.4% - 5 . 0% 0 . 0% 5 . 0% 1 0 .0% 1 5 .0% 2 0 .0% 2 5 .0% 3 0 .0% 3 5 .0% 20 .6x 21 .1x 21 .5x 24 .2x 24 .8x 26 .2x 33 .4x 4 0 .0x 3 5 .0x 3 0 .0x 2 5 .0x 2 0 .0x 1 5 .0x 1 0 .0x 5 . 0 x 0. 0 x M N R DRE FR E G P PLD REXR TRNO 17 .3x 22 .4x 23 .5x 24 .3x 26 .6x 33 .8x 36 .6x 4 0 .0x 3 5 .0x 3 0 .0x 2 5 .0x 2 0 .0x 1 5 .0x 1 0 .0x 5 . 0 x 0 . 0 x M N R FR DRE E G P PLD REXR TRNO 3 .5% 3 .9% 3 .9% 4 .6% 4 .7% 4.8% 5 .3% 0 . 0% 1 . 0% 2 . 0% 3 . 0% 4 . 0% 5 . 0% 6 . 0 % REXR PLD TRNO E G P DRE FR M N R VALUATION DISCOUNT 11 Industrial REIT (Discount) / Premium to NAV Industrial REIT FY+1 EV/EBITDA Multiples Note: Calculations based on closing share price data from Bloomberg on 11/30/2020. Source: Monmouth Real Estate Investment Corp. Company Filings. JP Morgan Securities LLC, Company Reports, Bloomberg. Industrial REIT FY+1 P/FFO Industrial REIT FY+1 Cap Rates Monmouth Traded at a Cheaper Valuation Than Any of Its Industrial REIT Peers Prior to Blackwells’ December 2020 Offer

HISTORY OF VALUE DESTRUCTION 12 1. Abysmal Corporate Governance : Has some of worst corporate governance among publicly traded REITs, including a staggered and oversized Board with an average director tenure of more than 16 years, and numerous related party issues 2. Poor Capital Allocation Decisions : Has history of making value destructive capital allocation decisions away from the core operating business, including owning shares in related party UMH 3. Securities Portfolio : Without cogent explanation, has invested shareholder capital for years in retail property REITs, creating significant losses and earnings volatility 4. Regular Quarterly Earnings Misses : Management delivered earnings below consensus expectations more than 63%¹ of the time since 2017 5. Tenant (Customer) Over - Concentration : More than 50% of revenues come from one customer 6. Highly Inefficient Capital Structure : Longstanding use of high - cost individual mortgages and even higher cost preferred securities to finance the business 7. Subscale For the Public Markets : Monmouth has the smallest market cap of its publicly traded peers There Are Clear Reasons Why Monmouth Has Traded at a Discount and Underperformed Its Peers 1. Source: Bloomberg.

LURID CORPORATE GOVERANCE

Monmouth's History of Poor Governance Has Resulted in Negative Recommendations by Proxy Advisors

- X Monmouth has received a 9/10 for overall poor corporate governance and a 10/10, the **worst score possible**, for shareholder rights from ISS **every year since 2017**

- X ISS and Glass Lewis have also **repeatedly recommended against the Landy family and other directors** on the Board

- X Monmouth's governance structure **fails to afford its shareholders basic protections**, like majority voting for directors, annual director elections, and the ability to amend the bylaws

- X Rather than addressing these concerns and improving their corporate governance, Monmouth has chosen to criticize the proxy advisory firms through the Corporate Governance section of its Investor Relations page, which **contains a bizarre screed against "unregulated third-party 'proxy advisors'"**


MREIC
Overview

"Today, there are unregulated third-party 'proxy advisors' that are in the business of providing scorecards and voting recommendations for public companies based on what they deem to be Corporate Governance Best Practices. In our opinion, investors should be focused on the long-term profitability of a company, rather than on the politically correct, one-size-fits all issues that these third-party proxy advisors feel are paramount today."

BW BLACKWELLS CAPITAL

Source: Monmouth REIC Website, https://investors.mreic.reit/corporate-governance/default.aspx

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Expectation Criteria Assessment Grade Economic Alignment Interests aligned with shareholders Independent Directors own only 0.34% of the total shares outstanding and have made no open market purchases in at least 20 years Diversity Has a diverse and inclusive array of Board Members 11 out of the 13 Board Members are male and white Transparency Provide shareholders with clear, concise information regarding the Company and its transactions Lack of clarity and transparency in the investments of the securities portfolio Positive Environmental Presence Have a positive impact on the community and environment in an effort to be more sustainable Monmouth fails to provide full disclosure on its climate and carbon output Independent Chair Have an Independent Chair to monitor management on behalf of the shareholders Monmouth’s Chairman is Eugene Landy, the father of the CEO and President; another son is on the Board as well Relevant Industry Experience Possess executive experience in relevant industries or disciplines No Independent Board members have relevant industrial REIT operating experience GOVERNANCE ASSESSED 14 Monmouth’s Governance is in need of a Total Overhaul Source: Factset.

POOR COPORATE GOVERNANCE, ADMITTED 15 In Its August Investor Presentation, Monmouth Admits That Its Governance is Substandard Improved Governance Is Not a Selling Point of the EQC Deal – Its an Admission that the Monmouth Board Has Failed its Shareholders Extracted from MNR’s August 3, 2021 Investor Presentation ▪ For years, MNR’s Board defended its substandard governance practices ▪ MNR’s website includes a full - throated defense of these poor practices ▪ MNR could have changed its practices at any time ▪ It is ironic that MNR is now using its own subpar governance as a reason for shareholders to sell to EQC Source: Monmouth REIC Merger presentation dated August 3, 2021.

MISALIGNED INTERESTS 16 ▪ Monmouth’s executive compensation is mostly comprised of base salary rather than incentive and bonus programs ▪ On average, Monmouth’s peers' salaries are 15% of total compensation while Monmouth's salaries are approximately 68% of total compensation ▪ Having compensation tied more to base salary than incentive programs creates a disconnect between management’s goals and those of the shareholders Base Salary as a % of Compensation Source: Capital IQ, Monmouth Real Estate Investment Corp. Company Filings. Monmouth’s Executive Compensation Structure is Not Aligned with Shareholder Interests 67% 36% 31% 23% 17% 14% 5% 0% 1 0% 2 0% 3 0% 4 0% 6 0% 5 0% 7 0% 8 0 % M N R FR TRNO REXR DRE E G P PLD

INDEPENDENT DIRECTORS ARE NOT ALIGNED WITH SHAREHOLDERS

Monmouth's Independent Directors Collectively Own Almost No Shares in Monmouth

- **The independent directors own only 0.34% of the total shares outstanding**, showing a significant lack of alignment with shareholders
- **None** of Monmouth's independent directors have made an open market purchase of MNR shares in **at least 20 years**
- The two independent directors on the Strategic Review Committee own just over $200,000 of MNR common shares between them
- Blackwells is one of Monmouth's largest shareholders, owning 4.17% of the outstanding shares – **more than 11x Monmouth's independent directors combined**

MNR Common Stock Ownership ($000)



$77,300
$3,442
$1,510
$469
$330
$314
$192
$100
$18
$4
Blackwells
Cronheim
Hirsch
Herstik
Elfein
Haimm
Robinson
Otto
Conway
Pande
Strategic Review Committee Members

Given their minimal share ownership, independent directors of the Strategic Review Committee had no real incentive to negotiate on behalf of Monmouth shareholders

BW BLACKWELLS CAPITAL

Source: FactSet and Company filings.

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MONMOUTH DIRECTORS CONSISTENTLY RECEIVE LOW VOTES 18 ▪ Due to their poor corporate governance, Monmouth nominees have consistently received low levels of share support, with an average of just 81% since 2015 ▪ ISS has recommended against at least one Monmouth nominee every year since 2016 ▪ Glass Lewis has recommended against at least one Monmouth nominee in four of the last six years ▪ At the 2021 Annual Meeting – which Monmouth has yet to schedule – three Landy members would be up for election ▪ The Landys have consistently received low levels of support from shareholders, even in uncontested elections ▪ We believe that the desire to avoid the potential consequences of a proxy fight is a primary factor behind Monmouth’s attempt to jam a flawed transaction forward Source: Proxy Insight. The Landys Knew They Were At Risk of Being Voted Out in a Proxy Fight and Blackwells Believes They Sought to Avoid Accountability Through a Flawed Strategic Alternatives Process Director Votes at Monmouth’s Annual Meetings 72% 54% 69% 72% 74% 61% 77% 65% 83% 76% 86% 91% 2015 2 0 20 2016 2017 Lowest Director Vote 2 0 18 2 0 19 Average Director Vote Landy family members up for election

THE LANDY COMPANIES SHARE DIRECTORS AND CROSS - OWNERSHIP 19 ▪ UMH Properties, a manufactured home REIT, is also under the Landy family influence ▪ Monmouth and UMH currently share four directors; Michael Landy, Samuel Landy, Eugene Landy, and Matthew Hirsch ▪ Two of UMH’s current directors, Stephen Wolgin and Anna Chew, were also prior directors at Monmouth ▪ Besides sharing “independent board members” the two companies also own significant portions of one another's common and preferred stock through each of their securities portfolio – Monmouth currently holds 2.92% of UMH’s common stock and UMH currently holds 2.70% of Monmouth's common stock MNR and UMH Share Board Members Tied to the Landys and Each Company Owns The Other’s Stock Michael Landy Matthew Hirsch Samuel Landy Eugene Landy Stephen Wolgin Anna Chew Current Board Members on Both UMH and Monmouth Prior Board Members on Both UMH and Monmouth Source: Capital IQ, Monmouth Real Estate Investment Corp. Company Filings.

VALUE DESTRUCTIVE SECURITIES PORTOLIO 20 ▪ Alongside its industrial portfolio Monmouth has been managing a distracting internal securities portfolio that has performed abysmally over the years and has negatively impacted earnings, sell - side ratings, and the net - asset - value of the Company ▪ Monmouth’s stock holdings are inconsistent with its investment thesis – The property portfolio benefits from growing e - commerce activity – The securities book, by contrast, is heavily focused on retail property REITs – Having both in one company makes the stock less attractive to investors seeking exposure to e - commerce or physical retail ▪ As of June 30, 2021, Monmouth’s securities portfolio was $148.5 mm representing 5.9% of undepreciated assets and had total net unrealized losses of $71.4 mm Source: Capital IQ, Monmouth Real Estate Investment Corp. Company Filings, and JP Morgan Equity Research – March 8, 2019. Monmouth Is the Only Public Traded Industrial REIT with a Public Securities Portfolio “It makes little to no sense to us that Monmouth is in the money management business, and we do not see how it adds meaningful value to the overall platform” - JPMorgan Equity Research

UNDER - SCALED WITH UNFAVORABLE CUSTOMER CONCENTRATION Monmouth is Subscale and has Problematic Customer Concentration FedEx Ground 50% FedEx Express 5% Fo r w ar d Depots 1% Amazon.com Services FedEx 7% Shaw Industries 2% Milwaukee Electric Tool 2% 2% Brands ULTA 1% T reeHou se 1% I n t erna tio na l Paper 2% Jim Beam 21 EastGroup Properties 43 , 500 , 00 0 22 USAA Real Estate 37 , 201 , 10 2 23 Brennan Investment Group 34 , 778 , 44 2 24 IDI Logistics 31 , 000 , 00 0 25 Hartz Mountain Industries 30 , 000 , 00 0 26 Rexford Industrial Realty 27 , 600 , 00 0 27 Corporation Inmobiliaria Vesta 26 , 721 , 11 6 28 Realty Income 26 , 023 , 40 0 29 LBA Realty 26 , 000 , 00 0 30 Ivanhoe Cambridge 25 , 968 , 59 4 31 Monmouth Real Estate Investment 23 , 375 , 00 0 Company Industrial Space Owned 1 Prologis 963,000,000 2 GLP (acquired by BX in 2019) 488,504,00 Annual Rent by Tenant 3 Blackstone Group 332,00 4 Exeter Property Group 16 5 Duke Realty 6 Clarion Partners 7 Liberty Property Trust (acquired by PLD in 2020) 8 STAG Industrial 9 LaSalle Investment Management 10 Majestic Realty A u t oneu m Nor th Re m a ini n g America 25% 11 Gramercy Property Trust (acquired 2% 12 DCT Industrial Trust (acquired 13 First Industrial Realty Tr 14 Colony Capital (Acquir 15 CenterPoint Prope 16 W. P. Carey 17 Lexingto 18 Black 19 N 20 Public companies in bold. Source: National Real Estate Investor and Public Company Filings. Monmouth Real Estate Investment Corp. Investor Presentation. 21

AVOIDING ACCOUNTABILITY 22 Monmouth is a perennial underperformer – Poor TSR relative to peers and indexes – Lower valuation metrics than peers – Worst - in - class governance and compensation arrangements – Cross - holdings and unusual opaque securities investment portfolio – Under - scaled relative to peers with unfavorable customer concentration Blackwells turned up the heat, demanding value creation and accountability – Blackwells made an attractive all - cash offer at market cap rates and a significant premium – Nominated four outstanding candidates to the Board – Is fighting to ensure all Monmouth shareholders are treated equally, and obtain maximum value for their investment Landy Family Saw the Writing on the Wall and Started a Strategic Review to Shirk Accountability

V O T E A G A I N S TM O N M O U T H ' S M E R G E R W I T H E Q C Flawed Sale Process

FLAWED SALE PROCESS Inexplicably, the Monmouth Board: 1. Created a conflicted Strategic Alternatives Committee to oversee the strategic review process 2. Excluded a qualified, all - cash bidder from the sale process 3. Manipulated the sale process to exclude higher - value, all - cash offers while advancing lower - value, all - stock offers (such as EQC’s) to serve the interests of the Landy Family 4. Relied on flawed fairness opinions from its financial advisors 5. Failed to negotiate important deal protections that would have reduced downside risk for MNR shareholders and maximized optionality 6. Continues to recommend that shareholders accept a lower - valued, highly speculative “merger” instead of negotiating further or accepting a higher - value, all - cash certain deal 24 The Monmouth Board Failed to Act in the Best Interests of All Shareholders in Its Sale Process

STRATEGIC ALTERNATIVES COMMITTEE MEMBERS HAVE DIFFERING INTERESTS FROM SHAREHOLDERS

- Following Blackwells $18.00 offer in December 2020 Monmouth created a Strategic Alternatives Committee comprised of CEO Michael Landy, CFO Kevin Miller, and two “independent” directors with longstanding ties to Michael Landy
- By failing to appoint a committee solely of independent directors the Board failed to serve public shareholders well

MNR’S CONFLICTED STRATEGIC ALTERNATIVES COMMITTEE



Michael Landy

MNR Tenure: 20 Years

Son of Founder and Chairman Eugene Landy and CEO of MNR since 2013; negotiated for a seat on the combined company's Board



Kevin Miller

MNR Tenure: 9 Years

Mr. Miller has served as the **CFO of MNR during Michael Landy's entire eight-year tenure** as CEO; his employment is expected to continue following the merger



K.C. Conway

MNR Tenure: 3 Years

Former Director of Corporate Engagement at the Alabama Center for Real Estate (ACRE); **Michael Landy has been a member of ACRE's National Network**; according to ACRE's website, Network Members provide "thought leaderships and **financial support**"[1]



Scott Robinson

MNR Tenure: 16 Years

Clinical Professor of Finance and Director of the REIT Center at NYU, **where Michael Landy has served on the Board of Advisors since 2013**

BW BLACKWELLS CAPITAL

Source: https://www.acre.culverhouse.ua.edu/about/national-network

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EQC WAS GIVEN FAVORABLE TREATMENT COMPARED TO OTHER PARTICIPANTS 26 ▪ On February 5 th and 6 th 2021, CEO Mike Landy contacted EQC’s CEO about participating in the strategic alternatives process separate from outreach made by JP Morgan, the Company’s advisor ▪ On March 16, 2021, EQC submitted a first round bid of 0.571 EQC shares in an all - stock transaction representing an implied value of $16.22 per MNR share at the time, materially below the Blackwells offer of $18.00 per share in cash ▪ EQC’s offers were below other bidders’ throughout the sale process. In the first round EQC bid $16.22 compared to all - cash offers of $18.30, $19.25, and $19.50 ▪ During April 2021, Mike Landy and CEO of EQC “exchanged a number of telephone calls and e - mails regarding EQC’s proposal” ▪ Notably, Mike Landy did not have such similar conversations with the other participants in the process including the other bidders ▪ After being allowed to continue in the process, EQC was eventually awarded the deal with a final all - stock bid of $19.08 as Monmouth’s Board turned down an all - cash offer of $19.51 CEO Mike Landy Ushered EQC Through the Sale Process While Treating Other Bidders Less Favorably 1 Purchase and Sale Agreement Between ARCPA Properties LLC and UMH Properties, Inc., October 31, 2010. 2 Purchase and Agreement Between ARCPA Properties LLC and UMH Properties, Inc., March 21, 2012.

MONMOUTH'S BOARD RELIED ON FLAWED FAIRNESS OPINIONS

CS Capital Advisors and JP Morgan's Fairness Opinions Undervalue Monmouth

- CSCA and JP Morgan cherrypicked inadequate and incomplete peer sets for valuation purposes
  - In the fairness opinions, the firms used STAG Industrial, Lexington Realty Trust, W.P. Carey and Broadstone Net Lease as comparable companies for Monmouth, **none of which** are pure-play industrial REITs or direct comparables
  - JP Morgan's own equity real estate research team includes a more appropriate and comprehensive comparables set of industrial REITs for Monmouth[1]
  - Conversely, MNR uses pure play REITs such as PLD, DRE, FR, EGP, and PSB for their peer analysis in their "Strategic Business Combination" Presentation, yet its bankers excluded every single one of them from the fairness opinion

Fairness Opinion Comp Set

	MREIC	STAG INDUSTRIAL	LXP LEXINGTON REALTY TRUST	W. P. CAREY	BROADSTONE NET LEASE, INC.
Pure-Play Industrial REIT	✓	X	X	X	X
Flex / Office Properties	X	✓	✓	✓	✓
Retail Properties	X	X	✓	✓	✓
Healthcare Properties	X	X	X	X	✓

BW BLACKWELLS CAPITAL

Source: EQC – MNR Merger proxy.
1. J.P. Morgan North American Equity Research Weekly REIT Coverage Universe Report

27

FAIRNESS OPINIONS DID NOT INCLUDE A TAKE PRIVATE / LBO ANALYSIS 28 CS Capital Advisors and JP Morgan’s Fairness Opinions Did Not Account for What a Financial Sponsor Could Pay ▪ There is over $350 billion in private capital looking to invest in real estate ▪ Industrial real estate is one of the most desired real estate sub sectors ▪ Monmouth’s advisors should have conducted a take private / leverage buyout analysis to determine what potential buyers could pay while generating a satisfactory return for their investors ▪ Based on current industrial debt financing markets, a financial sponsor could pay up to $ 26 per MNR share and generate we believe an acceptable return for its investors Total Real Estate Dry Powder ($ billions) Note: LBO analysis assumes 80% LTV with 2.25% interest rate, refinancing $941mm mortgage debt and $550mm preferred securities, $225mm estimated defeasance costs, $34mm debt financing expenses, $9mm management change of control expenses, $30mm advisory expenses and $72mm breakup fee including $10mm of related expenses. Source: Total Real Estate Dry Powder from Green Street Advisors.

JP MORGAN RESEARCH AT ODDS WITH JP MORGAN’S FAIRNESS OPINION 29 How can JP Morgan issue a fairness opinion in connection with this transaction given that its own real estate research team’s industrial REIT comparables dataset implies a valuation between $23 and $27 per share? At the Time of the Deal, EQC’s Offer was Inadequate and Off Market ▪ On May 3 rd JP Morgan published research that showed the industrial sector trading on average at a 4.1% cap rate and a 3.7% cap rate on a weighted average ▪ Inexplicably, the same week JP Morgan’s bankers found EQC’s offer price to be fair at a 4.7% cap rate JP Morgan REIT Coverage – 5/3/2021 C o m p a ny Stock Price Cap Rates Ticker 4/30/21 Assumed Implied Industrial Duke Realty First Industrial Realty Trust DRE $46.5 2 FR $49.7 7 4 . 6% 4 . 5 % Monmouth Real Estate Investment Corporation Prologis, Inc. M N R $18 . 4 8 5 . 1 % P L D $116 . 5 3 4 . 2 % Rexford Industrial Realty STAG Industrial, Inc. R E X R S T A G $55 . 5 5 $36 . 5 1 4 . 1% 5 . 9% 3.8% 4.2% 4.8% 3.6% 3.8% 5.2% A v e rag e : 4.1% Source: JP Morgan REIT Equity Research dated May 3, 2021, JP Morgan Research Note “Blackwells Capital Makes $18 Bid for MNR” – December 21, 2020

THE TRANSACTION STRUCTURE WAS POORLY NEGOTIATED

The Merger Agreement Exposes MNR Shareholders to Extreme Downside Risk and Makes It Difficult for Alternative Bidders to Emerge

Lack of a Collar to Hedge Against EQC's Downside Risk

> **"Pandemic-related market volatility and uncertainty about the pace of economic recovery may make parties more sensitive to the risks of using stock consideration. To address these risks, <u>parties to a stock-for-stock merger may consider using mechanisms that were not commonly used before the pandemic: collars and/or walk-away rights</u> based on stock price."**
>
> Gibson Dunn, October 2020

- Though purchase price collars are still relatively uncommon, even in all-stock transactions, they can be valuable in times of market volatility
- It is greatly concerning that the Monmouth Board did not bargain for a collar given the pandemic-related market volatility to which office REITs like EQC are uniquely exposed
- Another way to hedge against the downside in EQC would have been for the MNR Board to demand a higher premium which would have provided a cushion, which the Board also failed to do

Inflexibility of Agreement's "Superior Proposal" Clause

> **…[I]n response to a written Takeover Proposal that the [MNR] Board determines in good faith… <u>constitutes</u> a Superior Proposal, [MNR] may make a Recommendation Withdrawal and/or terminate this Agreement…"[2]**
>
> MNR / EQC Agreement and Plan of Merger

- While some merger agreements allow for termination if the board determines a bid is ***reasonably likely to lead to*** a superior proposal, the MNR merger agreement provides that a bid must ***constitute*** a superior proposal
- This narrower drafting makes it more difficult for the MNR Board to terminate the agreement if it believes it could negotiate a higher price with a competing bidder whose offer does not yet top EQC's
- This, combined with an onerous termination fee, limits the MNR Board's ability to leverage Starwood's competing bid to secure a better deal for all shareholders

BW BLACKWELLS CAPITAL

[1] Gibson Dunn Client Memo, "Stock-for-Stock Mergers During the Coronavirus (COVID-19) Crisis – A Potential Strategic Solution," October 5, 2020.
[2] Agreement and Plan of Merger Dated as of May 4, 2021 Among Equity Commonwealth, RS18 LLC and Monmouth Real Estate Investment Corporation.

30

PRESERVING THE LANDYS’ TAX BASIS IS A PRIMARY DRIVER OF THE EQC TRANSACTION 31 In Its August Investor Presentation, Monmouth Admits That Taxes Are A Key Motivating Factor for Choosing EQC Extracted from MNR’s August 3, 2021 Investor Presentation ▪ Eugene Landy has been Chairman of MNR for 52 years and has a very low tax basis, perhaps even a negative one ▪ Eugene’s son, Mike Landy, has been working at the company for 20 years and he also has a very low tax basis ▪ Preserving the Landy tax basis has led the acceptance of a sub - par transaction ▪ The Landys face the potential of a significant basis step - up in any transaction that is not an all share one Source: Monmouth REIC Merger presentation dated August 3, 2021. The Monmouth Board Accepted a Below - Market Stock Deal to Preserve The Landys’ Tax Basis and Misled Shareholders by Implying that the Tax Efficiencies Benefit All Shareholders Equally

GIVEN AN OPPORTUNITY TO RENEGOTIATE WITH A TOPPING BID MNR’S BOARD FAILED TO ACT 32 – As a result of Monmouth’s deeply flawed sale process, the Landy - led Board has left shareholders with a lowly valued all - stock offer from a poorly performing acquiror that has no strategic rationale or experience acquiring an industrial REIT – Inexplicably, the Board has failed to use the opportunity presented by Starwood’s continuing interest to push EQC to augment its obviously inadequate proposal – The Board made the dubious determination that Starwood’s higher - value bid was not a “superior proposal” to a bid from EQC that is valued significantly below the price at the time of announcement and well below Starwood’s bid The Board Refuses To Recognize The Superiority Of Starwood’s Bid

V O T E A G A I N S T M O N M O U T H ’ S M E R G E R W I T H E Q C Proposed Merger Undervalues Monmouth

EQC’S ALL - STOCK OFFER SIGNIFICANTLY UNDERVALUES MONMOUTH 34 1 Sources: NOI from EQC Merger Investor Presentation, May 2021. Average industrial cap rate from JP Morgan, published July 26, 2021. MNR closing share price on 8/04/2021 from Bloomberg. A research report published by MNR’s financial advisor, JP Morgan, a day before its fairness opinion was rendered, implied a valuation for MNR of approximately $23 to $27 per share ▪ The Proposed Merger is an all - stock transaction, which subjects Monmouth shareholders to the vagaries of the public market and the dramatic underperformance of EQC stock ▪ Based on EQC’s stock price on May 4, 2021, the Company’s stockholders were to receive EQC stock in the Proposed Merger that had a value of $19.40 per share; as of August 4, this consideration is worth $17.25 per share ▪ MNR’s financial advisor, JP Morgan, published research the day before it provided its fairness opinion showing that the weighted average cap rate of Monmouth’s peers was 3.7% and the simple average cap rate was 4.1%, implying a price of $23 to $27 per MNR share 1 significantly higher than both EQC’s and Starwood’s offers EQC’s Current Offer Substantially Undervalues the Company JP Morgan Equity Research Industry Average Cap Rate Equal Weighted Industry Average Cap Rate MNR NOI (LQA) $155 $155 Avg. Industrial Peer Cap Rate 3 . 7% 4 . 1 % Implied Enterprise Value $4 , 14 7 $3 , 76 5 Less: Net Debt ($922) ($922) Less: Preferreds ($550 ) ($550 ) Market Capitalization $2 , 67 5 $2 , 29 3 Shares Outstanding 98 .6 98 .6 Implied MNR Share Price $27 . 1 3 $23 . 2 6 MNR Current Share Price $19 . 0 4 $19 . 0 4 % from Current 42 . 5% 22 . 1% $17.25 $23.26 $27.13 Implied MNR Share Price (4.9% Implied Cap Rate) Implied Price From Simple Average Cap Rate on 5/4/21 (4.1%) Implied Price From Weighted Average Cap Rate on 5/4/21 (3.7%)

EQC’S OFFERS HAVE CONSISTENTLY BEEN BELOW MARKET VALUATIONS 35 Industrial Cap Rates Have Compressed Since the Blackwells Offer in December 2020 According JP Morgan (Monmouth’s Advisor) Industrial Cap Rates from JP Morgan Since Blackwells December 2020 $18.00 All Cash Offer EQC Original Offer (March 16, 2021) vs JP Morgan Implied Valuation EQC Offer (August 4, 2021) vs JP Morgan Implied Current Valuation $16.22 $18.90 $21.34 3/16/21 Offer (5.0% Implied Implied Price From Simple Cap Rate) Average Cap Rate (4.6%) Implied Price From Weighted Average Cap Rate (4.3%) 3 . 0% 3 . 5% 4 . 0% 4 . 5% 5 . 0% 12/1/20 1 / 1 /2 1 2 / 1 /2 1 3 / 1 /2 1 4 / 1 /2 1 Weighted Average Cap Rate 5/1/21 6/1/21 Simple Average Cap Rate 7 / 1 /2 1 8 / 1 /2 1 Source: JP Morgan REIT Equity Research dated from November 30, 2020 to August 2, 2021. Source: Bloomberg EQC closing share price as of March 16, 2021 and August 4, 2021. $17.25 $25.32 $28.72 Implied MNR Share Price Implied Price From Simple (4.9% Implied Cap Rate) Average Cap Rate (3.9%) Implied Price From Weighted Average Cap Rate on (3.6%) EQC Proposal Implied Cap Rate Original (5.0%) Current (4.9%) Deal Signing (4.7%)

MNR Unaffected Blackwells All - MNR Unaffected MNR Re - Rated MNR Re - Rated EQC All - Stock MNR Re - Rated Blackwells Re - Share Price Cash Offer Share Price Unaffected Share Unaffected Share Offer Unaffected Share Rated All Cash Price Price Price Offer ↓ 12% Dis c ount EQC’S ALL - STOCK OFFER SIGNIFICANTLY UNDERVALUES MONMOUTH (CONT.) 36 EQC’s All - Stock Offer Values MNR Below Blackwells’ December All - Cash Offer Dec 2020 ↑ 21% Prem iu m ↑ 32% Appreciation ↑ 21% Bl ack w ell s ’ Premium applied AFTER re - rating $14 . 8 3 $14 . 8 3 $18 . 0 0 $19 . 5 4 $ 1 9.54 $19 . 5 4 $17 . 2 5 $23 . 7 2 Blackwells makes $18.00 per share, 21% premium all - cash offer relative to Dec 1, 2020, unaffected MNR share price Dec 2020 – August 2021 Following Blackwells’ December offer the industrial REIT sector re - rated - with MNR peers appreciating 32% - implying a rerated unaffected MNR share price August 2021 EQC makes all - stock offer, now worth $17.25 per share or a 12% discount to the re - rated unaffected MNR share price August 2021 Blackwells’ premium applied to the re - rated price implies a $23.72 per share offer Had EQC Matched the ~21% Premium That Blackwells Offered for Monmouth in December to the Re - Rated Price of $19.54, We Would Have Expected an Offer at $23.72 Source: Bloomberg.

THE CURRENT VALUE OF EQC'S OFFER IS INFERIOR TO ALL CONCRETE OFFERS

The Obvious Inferiority of EQC's Proposal Should Raise Serious Questions for MNR Shareholders



Current Value of MNR Shares: $18.88
$17.25
$18.00
$18.30
$18.50
$18.88
$19.00
$19.25
$19.50
$19.51
$18.88
($0.63) Termination Payment
Implied Value of EQC's Current Proposal
December 2020 Proposal from Blackwells
Initial All-Cash Proposal from Starwood
Revised All-Cash Proposal from Bidder B
Current Net Value of Proposal from Starwood
Revised All-Cash Proposal from Starwood
Initial All-Cash Proposal from Bidder B
Initial All-Cash Proposal from Bidder C
Final All-Cash Proposal from Starwood
Current Proposal from Starwood

MNR's Board is asking shareholders to accept an offer that is valued nearly -10% below the Company's current share price and further below the Round 1 bids received by the Company

BW BLACKWELLS CAPITAL

Source: FactSet and Company filings. Market data as of August 4, 2021.

37

$17 . 2 5 $17 . 7 5 $18 . 2 5 $18 . 7 5 $19 . 2 5 $19 . 7 5 $20.25 THE MARKET HAS REACTED NEGATIVELY TO THE PROPOSED EQC TRANSACTION 38 Source: SNL Note: Date as of August 4, 2021 ▪ As of the August 4, 2021, EQC shares valued Monmouth at $17.25 per share, representing a 8.6% discount to MNR’s current share price and a 11.5% discount to the all - cash offer it received from a third - party bidder ▪ Throughout the process Monmouth received all - cash bids of $18.00, $18.30, $19.25, $19.50, and $19.51 ▪ The Proposed Merger undervalues the Company and provides consideration that has been lower than the closing price trading value of the Common Stock everyday since the Proposed Merger was announced MNR’s Implied Value Vs. Blackwells’ Offer As of the Date of the Merger Proxy Filing, EQC’s Share Price Implied a Transaction Value of $17.61 Per Monmouth Share Blackwells’ December 2020 offer Third Party Final Round Offer - 1 1.1% MNR Value of Merger Consideration

▪ In 2014, the new Board of EQC set a new course for rationalizing the Company’s portfolio – The new Board pledged that there would be “no more ‘buy high, sell low’ capital allocation” and that acquisition activity would cease ▪ Since taking responsibility of EQC in 2014, this leadership team has executed on $7.6 billion of dispositions – EQC has reduced the size of its property portfolio by more than 97% since 2014 ▪ Now, EQC is asking MNR shareholders to assume the risk of an unprecedented pivot to becoming a consolidator of assets ▪ EQC is entering into a highly desirable asset class at exactly the wrong time with no track record and no competitive advantage POST - DEAL ASSET ACQUISITION STRATEGY WOULD BE A SIGNIFICANT DEPARTURE FOR EQC 39 For Years, EQC Has Been Executing a Strategy of Disposing of Assets and Returning Capital to Shareholders We’re now focused on selling $ 2 billion to $ 3 billion of assets that we don’t believe belong in a public company’s portfolio … ” Sam Zell, Q4 2014 Earnings Call …[W]e think we’ve done the right thing in creating value by selling assets … [and] we’re going to continue to do that.” David Helfand, Q2 2018 Earnings Call EQC’s Assets Over Time $5 .7 $0 .4 2 0 14 2 0 20 Value of Portfolio ($B) Source: FactSet and Company filings. 156 4 2 0 14 2 0 20 Number of Properties

EQC CAN INCREASE ITS OFFER SIGNIFICANTLY 40 EQC can substantially increase to the current implied valuation range from JP Morgan of $25.38 to $28.74 and generate a five - year return in excess of its weighted average cost of capital of 5.9%¹ EQC has ample balance sheet capacity to add a meaningful cash component to its current all stock offer given: 1. Cash hoard of $2.9 billion 2. Under - levered balance sheet ▪ As currently structured EQC plans on using $500 mm of its $2.9 bn cash balance to refinance Monmouth’s Preferred Debt while using stock to finance the acquisition ▪ EQC could forego the refinancing of the debt and instead use the cash to increase its offer ▪ A $500 mm increase in their offer would translate to a $5.07 increase in the offer price EQC’s Has Ample Financial Capacity to Its Increase Offer EQC Total shares and units 123.4 Equity Market Capitalization $3,571 Debt 0 Preferred Equity 119 Total Market Capitalization $3,690 Cash and Marketable Securities $2,971 Net Debt / (Cash) (2,971) Total Debt as a % of Total Market Capitalization 0.0% Total Debt + Preferred as a % of Total Market Capitalization 3.2% $17.25 $22.32 Implied Value of EQC's Current Proposal Illustrative Value of EQC's Proposal + $500m in Cash Source: EQC weighted average cost of capital per Bloomberg as of August 4, 2021. 1. $25.38 to $28.74 calculated from weighted and simple averages from JP Morgan Industrial REIT Comps from August 2, 2021

V O T E A G A I N S T M O N M O U T H ’ S M E R G E R W I T H E Q C A Combined EQC/MNR Will Languish

EQC AND MONMOUTH - THE ODD COUPLE ▪ The proposed all - stock transaction is not a “strategic merger” at all, but rather just a combination of two underperforming companies with well - known challenges, plus newly acquired ones ▪ EQC owns just 4 small office buildings and has $ 2 . 9 billion of net cash - there is no strategic value in either of these assets nor are there any operational efficiencies between the two companies ▪ Post - merger, EQC will be burdened with unproductive cash and an illogical combination of industrial REIT assets on an office REIT platform ▪ Post - merger, the combined company will offer a lower dividend than Monmouth shareholders currently receive 42 X X X The Landys will remain involved in critical managerial and governance roles The portfolio will continue to be sub - scale and have significant tenant concentration The combined company will have an odd portfolio with a need for rationalization The combined company will have an inferior capital structure to the one Monmouth has at present X

EQC HAS CONSISTENTLY UNDERPERFORMED 43 Monmouth is asking its shareholders to trust an EQC management team that has delivered sub - par shareholder returns for many years 1 Year TSR Underperformance TSR Underperformance Since March 2020 5 Year TSR Underperformance Underperformance During Current Leadership Team’s Tenure Calculations based on closing share price data from FactSet on August 4, 2021.”EQC Public REIT Peers” consist of: ARE, BXP, BDN, CPT, CXP, DEI, HIW, HPP, PGRE, PDM, PSB, REG, WPC, and WRI. “EQC Office REIT Peers” consist of: ARE, BXP, BDN, CXP, DEI, HIW, HPP, PGRE, and PDM. Source: FactSet. 38% 37% 26% 25% 23% - 6% - 2 0% - 1 0% 0% 1 0% 2 0% 3 0% 4 0% 5 0 % Russell 3000 MSCI US REIT Index EQC Public REIT Peers FTSE Nareit Office Index EQC Office REIT Peers 125% 39% 18% 10% 3% E QC O f f i c e REIT Pe e rs - 3% - 2 0% 0% 2 0% 4 0% 6 0% 8 0% 1 0 0% 1 2 0% 1 4 0% Russell 3000 MSCI US REIT Index FTSE Nareit Office Index EQC Public REIT Peers 165% 86% 52% 39% 38% 34% 0% 20% 40% 60% 80% 100% 120% 140% 160% 180% Russell 3000 MSCI US REIT Index EQC Public REIT Peers FTSE Nareit Office Index EQC Office REIT Peers 55% 26% 7% 6% - 7% - 10% - 2 0% - 1 0% 0% 1 0% 2 0% 3 0% 4 0% 5 0% 6 0 % Russell 3000 MSCI US REIT Index EQC Public REIT Peers FTSE Nareit Office Index EQC Office REIT Peers

THE EQC-MONMOUTH MERGER HAS A FLAWED STRATEGIC RATIONALE

Beyond Substantially Undervaluing Monmouth, a Combined Company is Likely to Continue to Underperform

EQC Rationale for a "Strategic" Deal	Reality	Good for Shareholders?
Attractive entry point into a fast-growing sector with robust long-term fundamentals	**Industrial real estate cap rates are trading at all time lows** – EQC's supposed value proposition is to invest in new assets at these high prices	NO
Balance of scale, stability and growth	At the close of the merger, **EQC will be an illogical conglomerate of industrial assets, office assets, and a heavy cash balance** – years will likely pass before EQC is able to fix the business configuration issues created by the merger as well as the configuration that has plagued Monmouth as a public company	NO
High-quality properties	Unlike publicly traded peers Terreno and EastGroup, who focus on last mile locations in the best markets, **Monmouth's portfolio of industrial assets is almost entirely located in secondary markets**. Location, coupled with the longest lease terms and few rent bumps, makes **Monmouth's portfolio one of the slowest growing in the industrial sector**	NO
Fully funded growth strategy	The deal fails to address several issues at Monmouth that have weighed on the Company's valuation for years, including **little to no organic growth from lease bumps**	NO
Increased diversification over time	Monmouth's largest tenant, FedEx, **represents 55% of annual rent and has been a drag on the Company's valuation** for years. EQC's claim that this can be addressed quickly is not believable	NO

BW BLACKWELLS CAPITAL

Source: Equity Commonwealth to Acquire Monmouth Real Estate Investment Corporation Merger Investor Presentation – May 4, 2021

44

EQC IS NOT SUITED TO RUN THE PRO-FORMA COMPANY

EQC Lacks Industrial Experience and Is Not Suited to Run the Pro-Forma Company

- Only one of EQC's independent directors has experience in industrial real estate
- EQC does not have any competitive advantages regarding industrial real estate

Sell Side Analyst: "What's your competitive advantage other than paying top dollar to get those [industrial] deals?"

EQC CEO: "I'm not sure I can point to any specific one"

2Q2021 EQC Earnings Call, July 29, 2021

Name	Position	Industrial Real Estate Experience?
Executive Board		
David Helfand	President, CEO & Trustee	X
Bill Griffiths	Senior VP, CFO & Treasurer	X
David Weinberg	Executive VP & COO	X
Jeffrey Brown	Chief Accounting Officer & Senior VP	X
Orrin Shifrin	Executive VP, General Counsel & Secretary	X
Independent Directors		
Peter Linneman	Lead Independent Director	✓
Ellen-Blair Chube	Independent Director	X
Martin Edelman	Independent Director	X
Mary Jane Robertson	Independent Director	X
Gerald Spector	Independent Director	X
James Star	Independent Director	X
Edward Glickman	Independent Director	X
Jim Lozier	Independent Director	X
Kenneth Shea	Independent Director	X

BW BLACKWELLS CAPITAL
45

EQC HAS FAILED TO DEPLOY CAPITAL EFFECTIVELY 46 Source: SNL, Morgan Stanley, 1. “The Case for Change Now at CWH” Investor Presentation – April 18,2013 ▪ In the approximately 7 years since Mr. Zell’s takeover of EQC, leadership has only recently achieved the bottom end of the expected NAV range projected in 2014 ($35 - $44) ▪ With over $3bn in dry powder, EQC sat on the sidelines during the COVID - 19 pandemic even as market cap rates widened creating a significant buying opportunity ▪ Since 2014 industrial property implied cap rates have compressed from nearly 7% to all - time lows of close to 3%, yet EQC has not acquired any industrial properties ▪ EQC’s recent venture into industrial assets, which are trading at all time highs, seems to go against the Company’s initial strategy of “ no more ‘buy high, sell low’ capital allocation”¹ EQC Stock Since Sam Zell Took the Reigns Despite Seven Years of Opportunity, EQC Has Failed to Deploy Capital (20% ) (10%) - 10% 20% 30% 40% 50% 60% 70% 80% Ma y - 1 4 Ma y - 1 5 Ma y - 1 6 Ma y - 1 7 Ma y - 1 8 Ma y - 1 9 Ma y - 2 0 EQC +38.8% RMZ +64.9% 5/4/2021 EQC announces acquisition of MNR for $3.4bn in all - stock deal Total Return (since 5/23/2014)

EQC'S UNWILLINGNESS TO USE CASH CREATES A SUBSTANTIAL DRAG ON STOCK

Under the Current Structure, EQC's Cash Hoard Will Remain a Major Drag on the Stock and Depress Price/NAV

- Since the 2014 takeover, EQC sold over $6bn in assets and failed to accretively redeploy cash, leaving excessive balances that do not deliver returns to shareholders
- For seven years, EQC's management team promised outsized returns by deploying its massive cash hoard into undervalued and distressed opportunities to no avail
- Blackwells questions why a company which, for years, has justified not paying larger cash distributions by claiming to preserve cash for the "right" acquisition, has decided to structure the proposed merger as an all-stock transaction, continuing to hoard cash earning effectively zero returns and further dilute shareholders
- EQC's cash balance will remain an albatross on the company's valuation

EQC's Ever-Increasing Cash Hoard



Cash ($ in Billions)
4.0
3.0
2.0
1.0
0.4
0.6
0.4
0.4
1.3
1.6
1.8
1.7
1.8
2.4
2.1
1.9
2.0
2.2
2.4
2.8
2.5
2.7
2.4
3.1
3.2
3.2
2.8
3.3
3.4
3.4
3.0
3.0
Q2 2014
Q3 2014
Q4 2014
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016
Q3 2016
Q4 2016
Q1 2017
Q2 2017
Q3 2017
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021

BW BLACKWELLS CAPITAL

Source: SNL

47

EQC STOCK WILL LIKELY CONTINUE TO LANGUISH AS A PUBLIC EQUITY

The Proposed EQC Merger Will Not Solve Monmouth's Problems, Nor Will it Solve EQC's

Need	Continuing Issue	Solution Under Merger	Grade
Suited for Public Markets	EQC will remain sub-scale for public markets	NONE	FAIL
Management Capability	EQC management has not delivered the value proposition promised to shareholders and has no industrial experience	NONE	FAIL
Governance	Michael Landy will remain involved as a board member at EQC	NONE	FAIL
Efficient Capital Structure	EQC will be over-equitized with a significant cash drag	NONE	FAIL
Economic Alignment	No significant shareholder on the Board	NONE	FAIL

BW BLACKWELLS CAPITAL
48

V O T E A G A I N S T M O N M O U T H ’ S M E R G E R W I T H E Q C Conclusion

MONMOUTH SHAREHOLDERS: **VOTE AGAINST** PROPOSED EQC MERGER

The Proposed Merger With EQC is Not in the Best Interest of MNR Shareholders

X

Monmouth Has a History of Underperformance

For many years, Monmouth has underperformed its peers; when Blackwells sought improvements in governance and strategy, Monmouth avoided accountability and launched a strategic review process

X

The Sale Process Was Flawed and Incomplete

Monmouth's Board ran a flawed and incomplete sale process driven by the Landy family's parochial interests using a conflicted committee, preferring "friendly" buyers and those using equity, relying on flawed fairness opinions and negotiating off-market deal terms

X

The Proposed Merger Undervalues the Company

The Proposed Merger undervalues the extremely valuable assets owned by the Company. For this reason, on all 88 trading days since the Proposed Merger was announced, MNR's stock has been trading at a price greater than the consideration to be received by MNR shareholders from EQC

X

A Combined MNR/EQC Will Continue to Struggle

EQC is not a logical buyer, has had issues of its own and brings no synergies. The combined Company will suffer from both Monmouth's and EQC's issues

Blackwells Urges Shareholders to vote the GREEN CARD to VOTE AGAINST the Merger

BW BLACKWELLS CAPITAL

50

PROPOSED EQC MERGER CREATES MORE QUESTIONS THAN IT DOES ANSWERS Why was the EQC bid accepted when there were three all - cash offers? Why was Blackwells prevented from participating in the sale process? Who else was prevented from participating? Why did the Board fail to appoint a special independent committee to oversee the sale process? Why were the Landy family members allowed to vote on a proposed merger that would give them employment contracts and a Board seat? Why did JP Morgan issue a fairness opinion given that its own real estate research team’s industrial REIT dataset implies a valuation above $23 per Monmouth share? Why did the merger proxy fail to include any disclosure about the advantages to the Landy family members of an all - stock deal, given their low tax basis? Why has Monmouth failed to set an annual meeting date in over 13 months? 51

CONTACT INFORMATION 52 If you have any questions, require assistance in voting your GREEN proxy card / GREEN voting instruction form, or need additional copies of the proxy materials, please call : Michael A. Verrechia (212) 300 - 2476 m.Verrechia@morrowsodali.com VOTE AGAINST the proposed Merger with EQC DISCARD the white proxy card

V O T E A G A I N S T M O N M O U T H ’ S M E R G E R W I T H E Q C Appendix: Starwood’s Own Purchases Suggest MNR is Not Receiving Full Value

STARWOOD'S INDUSTRIAL PURCHASES IN 2020 AND 2021 IMPLY A $26/SHARE PRICE FOR MNR

Starwood's REIT Has Recently Paid Approximately $164 per Sq. Foot for Comparable Industrial Properties

- In 2020 and 2021, Starwood's REIT acquired 5.2 mm square feet of industrial properties, comparable to Monmouth's, for an aggregate total of $851 million
- These properties, on average are all 300,000 square feet or smaller, and are comparable to Monmouth's portfolio having an average size of approximately 204,000 square feet per property
- For these industrial assets, **Starwood paid an average price of $164/sq. ft.**
- Applying the same price per square foot to Monmouth implies a value of **$26 per share**

	Starwood 2020 & 2021 Industrial Purchases	vs.	Starwood Current Proposal
Monmouth Sq. Footage (mm)	24.7		24.7
Starwood Purchase Price Per Sq. Foot	$164		$138
Implied Value ($mm)	$4,044		$3,404
Less: Net Debt ($mm)	$1,480		$1,480
Implied Equity Value ($mm)	$2,564		$1,924
Shares Outstanding	98.6		98.6
Implied MNR Value Per Share	**$26.00**		**$19.51**

Starwood's proposal for Monmouth implies a valuation per square foot well below what Starwood paid for comparable industrial properties throughout 2020 and 2021

BW BLACKWELLS CAPITAL

Note: Starwood Real Estate Income Trust (SREIT) industrial purchases < 300k sq. feet in 2020 and 2021. MNR's average building size is approximately 204k sq. feet.
Sources: Starwood Real Estate Income Trust 2Q2021 Property Book, MNR closing price as of August 4, 2021 per Bloomberg, and MNR SEC Filings.

54

A PRICE IN LINE WITH STARWOOD PRECEDENT ($26) IS CONSISTENT WITH CURRENT CAP RATES ACCORING TO JP MORGAN, MONMOUTHS OWN FINANCIAL ADVISOR

Illustrative Value of Monmouth Using Starwood Historical Purchases & JP Morgan Cap Rates vs. Starwood's Current Offer

Implied MNR Value Per Share	**$26**
Shares Outstanding	98.6
Implied Equity Value ($mm)	**$2,564**
Plus: Net Debt ($mm)	$1,480
Implied Enterprise Value ($mm)	**$4,044**
Monmouth NOI	$155
Implied Cap Rate	**3.8%**
JP Morgan Weighted Average Cap Rate	**3.6%**
Implied Cap Rate from Starwood at $164 per Sq. Foot	**3.8%**
JP Morgan Simple Average Cap Rate	**3.9%**



47% Premium
to Starwood's Proposal
33% Premium
to Starwood's Proposal
30% Premium
to Starwood's Proposal
$28.72
$26.00
$25.38
$19.51
Implied Price from JP Morgan Simple Avg. Cap Rate (3.9%)
Implied Price from Starwood Precedent Price/Sq. Ft. ($164)
Implied Price from JP Morgan Weighted Avg. Cap Rate (3.6%)
Current Proposal from Starwood

Starwood's proposal falls well below the implied value for Monmouth based on Starwood's own transactions for other industrial properties in 2020 and 2021

BW BLACKWELLS CAPITAL

Source: Starwood Real Estate Income Trust 2Q2021 Property Book.
Sources: JP Morgan REIT Equity Research dated August 2, 2021, NOI from EQC-MNR merger presentation, and MNR closing price as of August 4, 2021 per Bloomberg.

55

STARWOOD IS TAKING ADVANTAGE OF A FLAWED PROCESS ▪ Starwood is attempting to convince frustrated shareholders that its offer of $19.51 per MNR share is the best value available simply because its higher than EQC’s offer ▪ Starwood’s offer is worth 33% less than what it has recently paid for comparable industrial properties ▪ On a price per square foot basis, Starwood’s purchases of industrial buildings throughout 2020 and 2021 coincide perfectly with JP Morgan’s cap rate valuations for industrial properties ▪ Monmouth shareholders should strongly question whether Starwood’s offer is really the best value available or whether a flawed process mismanaged by a Landy - controlled Board is preventing them from realizing full and fair value for Monmouth’s premium assets 56 Starwood (and Other Cash Buyers) Can Do Much Better Than $19.51 Per Share